Exhibit 99.1

Candel Therapeutics Announces $80 Million Proposed Public Offering

NEEDHAM, Mass., December 12, 2024 – Candel Therapeutics, Inc. (“Candel”) (Nasdaq: CADL), a clinical stage biopharmaceutical company focused on developing multimodal biological immunotherapies to help patients fight cancer, today announced the launch of an underwritten public offering of $80 million of its common stock and, in lieu of common stock to certain investors, pre-funded warrants to purchase shares of its common stock. All shares of common stock and pre-funded warrants to be sold in the offering will be offered by Candel. Candel also intends to grant the underwriters a 30-day option to purchase up to an additional $12 million of the shares of its common stock offered in the public offering under the same terms and conditions. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or the actual size or terms of the offering.

Candel intends to use the net proceeds from the offering to continue the development of its product candidates, including preparing submission of a Biologics License Application for CAN-2409 in prostate cancer and for general corporate purposes.

Citigroup, BofA Securities and Canaccord Genuity are acting as joint bookrunning managers for the offering. H.C. Wainwright & Co. is acting as lead manager for the offering.

A shelf registration statement on Form S-3 relating to the shares of common stock offered in the public offering described above was filed with the Securities and Exchange Commission (the “SEC”) on August 5, 2022 and declared effective by the SEC on August 12, 2022. The offering will be made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus, when available, may also be obtained by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-800-831-9146; BofA Securities, NC1-022-02-25, 201 North Tryon Street, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, email: dg.prospectus_requests@bofa.com; or Canaccord Genuity LLC, Attention: Syndication Department, 1 Post Office Square, 30th Floor, Boston, MA 02109, or by email at prospectus@cgf.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Candel Therapeutics

Candel is a clinical stage biopharmaceutical company focused on developing off-the-shelf multimodal biological immunotherapies that elicit an individualized, systemic anti-tumor immune response to help patients fight cancer. Candel has established two clinical stage multimodal biological immunotherapy platforms based on novel, genetically modified adenovirus and herpes simplex virus (HSV) gene constructs, respectively. CAN-2409 is the lead product candidate from the adenovirus platform and is currently in ongoing clinical trials in non-small cell lung cancer (NSCLC) (phase 2) and borderline resectable pancreatic ductal adenocarcinoma (PDAC) (phase 2), and recently completed phase 2b and phase 3 clinical trials in localized, non-metastatic prostate cancer. CAN-3110 is the lead product candidate from the HSV platform and is currently in an ongoing phase 1b clinical trial in recurrent high-grade glioma (rHGG). Finally, Candel’s enLIGHTEN™ Discovery Platform is a systematic, iterative HSV-based discovery platform leveraging human biology and advanced analytics to create new viral immunotherapies for solid tumors.

Forward-Looking Statements

Various statements in this release concerning the timing, size, structure and completion of the proposed public offering on the anticipated terms or at all may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of substantial risks and uncertainties, many of which are outside Candel’s control, that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include fluctuations in Candel’s stock price, changes in market conditions, the final terms of the public offering and satisfaction of customary closing conditions related to the public offering, as well as those risks more fully discussed in the section entitled “Risk Factors” in the prospectus supplement and registration statement referenced above, Candel’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 28, 2024 with the SEC and subsequent filings with the SEC including Candel’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. There can be no assurance that Candel will be able to complete the public offering on the anticipated terms. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and Candel undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor Contact:

Theodore Jenkins

VP, Investor Relations and Business Development

Candel Therapeutics, Inc.

tjenkins@candeltx.com

Media Contact:

Ben Shannon

Vice President

ICR Westwicke

CandelPR@westwicke.com